EXHIBIT 23(a)


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



        As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated May 2, 1997 (except with respect to the matter discussed in Note 12 as to which the date is May 9, 1997) with respect to the financial statements of Thermo Cardiosystems Inc. and our report dated February 5, 1997 (except with respect to the matter discussed in Note 7 as to which the date is March 29,
        1997) with respect to the financial statements of International Technidyne Corporation included in Amendment No. 1 on Form 8-K/A to Thermo Cardiosystems Inc.'s Current Report on Form 8-K filed with the Commission on May 30, 1997, and to all references to our Firm included in this registration statement.






        ARTHUR ANDERSEN LLP

        Boston, Massachusetts
        June 12, 1997
















        AA971610036